EXHIBIT 10.14

                        AMENDED EMPLOYMENT AGREEMENT

     AGREEMENT, made as of August 1, 1999 (the "Agreement"), by and between WIRELESS TELECOM GROUP, INC., a corporation organized under the laws of the State of New Jersey, with offices at East 64 Midland Avenue, Paramus, New Jersey 07652 (the "Company"), and Edward Garcia, c/o Wireless Telecom Group, Inc. E 64 Midland Ave., Paramus, NJ 07652 (the "Executive"), is hereby amended in its entirety and replaced by this Agreement, made as of January 25, 2002 (the "New Agreement").

                              W I T N E S S E T H:

     WHEREAS, the Executive is currently employed by the Company as its Chairman of the Board, Chief Executive Officer and President (the "Existing Employment"); and

     WHEREAS, the Company recognizes that the Executive has made substantial contributions to the growth and success of the Company and desires to assure the Company of the Executive's continued service;

     WHEREAS, the Executive is willing to continue to perform services for the Company;

     WHEREAS, the Company and the Executive desire to clarify the employment term of such agreement.

     NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1.   EMPLOYMENT

     1.1   Capacity; Duties.


           (a) The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to accept continued employment with the Company and agrees to serve, upon the terms and conditions herein contained, as the Company's Chairman of the Board and President. In such capacity, the Executive shall perform such duties and functions, consistent with his status and the By-laws of the Company, as may be assigned by the Board of Directors (the "Board"). During the Employment Term, as defined in Section 1.2 below, the Executive shall devote his best efforts, energies, skills and attention to the business and affairs of the Company. During the Employment Term, the Executive shall devote substantially all of his business time to the Company, but the foregoing shall not limit his right to be involved in other for-profit, civic or charitable activities, provided that such activities do not materially interfere with his providing of his services hereunder.

           (b) The Executive, without additional compensation and subject to (a) above and the other terms of this Agreement, shall also serve, if so requested by the Board of Directors of the company, in senior management capacities of Subsidiaries of the Company. "Subsidiary" shall mean any entity in which Company owns, directly or indirectly, at least fifty percent (50%) of the outstanding securities generally entitled to vote for the election of directors.

     1.2   Term.

           (a) Except for earlier termination as provided in Section 4 hereof, the Executive's employment under this Agreement (the "Employment Term") shall be for a term (the "Initial Term") of three (3) years commencing on the date hereof. The Employment Term shall be automatically renewed for an additional term (the "Additional Term") of two (2) years unless either party hereto gives written notice to the other at least one hundred eighty (180) days prior to the expiration of the Initial Term of such party's intention to terminate the Executive's employment hereunder at the end of such Term; such extension of the Employment Term being to the end of the two additional years after the end of the Initial Term shall be deemed to occur at one hundred eighty (180) days prior to the end of the then Term if no such notice has been given.

           (b) Nonrenewal. A Nonrenewal of the Employment Term shall be deemed to occur if the Company gives the required one hundred eighty (180) days' notice at the end of the Initial Term (as of the date of the end of the Initial Term) or if at the end of the Additional Term, the Company does not offer to extend the terms of this Agreement on all of the terms hereof, including but not limited to the provisions of this Section 1.2, but with an initial Base Salary at least equal to the Executive's then base salary.

           (c) Change of Control. For purposes of this Agreement, a "Change of Control" shall be deemed to have occurred if: (i) any person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and as used in Sections 13(d) and 14(d) thereof)), excluding the Company, any "Subsidiary" and any employee benefit plan sponsored or maintained by the Company or any Subsidiary (including any trustee of any such plan acting in his capacity as trustee), but including a "group" as defined in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner of shares of the Company having at least thirty percent (30%) of the total number of votes that may be cast for the election of directors of the Company; (ii) the shareholders of the Company shall approve any merger or other business combination of the Company, sale of all or substantially all of the Company's assets or combination of the foregoing transactions (a "Transaction"), other than a Transaction involving only the Company and one or more of its Subsidiaries, or a Transaction immediately following which the shareholders of the Company immediately prior to the Transaction continue to have a majority of the voting power in the resulting entity (excluding for this purpose any shareholder owning directly or indirectly more than ten percent (10%) of the shares of the other company involved in the Transaction), or (iii) within any twenty-four (24) month period beginning on or after the date hereof, the persons who were directors of the Company immediately before the beginning of such period (the "Incumbent Directors") shall cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of any successor to the Company, provided that, any director who was not a director as of the date hereof shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually or by prior operation of this Section 1.2(c) unless such election, recommendation or approval was the result of an actual or threatened election contest of the type contemplated by Regulation 14a-11 promulgated under the Exchange Act or any successor provision. Notwithstanding the foregoing, no Change of Control of the Company shall be deemed to have occurred for purposes of this Agreement by reason of any actions or events in which the Executive participates in a capacity other than in his capacity as an executive or director of the Company.

2.   COMPENSATION.

     2.1 Base Salary. As compensation for the Executive's employment hereunder, the Executive shall be entitled to receive a base salary at the rate of $200,000, effective as of January 25, 2002 (the "Effective Date"), payable (and subject to withholding and lawful deductions) in accordance with the Company's normal payroll practices from time to time in effect. The base salary may be increased, but not decreased, from time to time at the discretion of the Board. In addition to discretionary increases, the Executive's base salary shall be increased on each anniversary of the Effective Date during the Employment Term in a pro rata amount equal to the increase in the CPI for the Northeast Region, U.S.-All Urban Consumers (1982-84 = 100) from January of each year to January of the successive year. (The base salary as increased from time to time being hereinafter referred to as the "Base Salary".)

     2.2 Bonus. The Executive shall be entitled to receive, in addition to his Base Salary, an annual bonus in an amount determined in good faith by the Board and, in addition, if the Board adopts any incentive plan, bonuses in accordance with such plan (the "Bonus").

     2.3 Additional Compensation. Nothing contained herein shall limit or otherwise restrict the Company's Board of Directors from granting, or the Executive's eligibility to receive, either additional increases in his Base Salary or additional bonuses, all on terms specified by the Board of Directors of the Company, or for the Executive to be awarded additional stock options.

3.   BENEFITS AND EXPENSES.

     3.1 Benefits. During the Employment Term the Executive shall be entitled to participate, to the extent eligible thereunder and at the expense of the Company, if appropriate, in all benefit plans and programs, in accordance with the terms thereof, as are generally provided from time to time during the Employment Term by the Company to its senior executive employees, including without limitation any life insurance, medical insurance, disability, pension, savings, incentive, retirement, stock option and other plans and programs of the Company.

     3.2 Fringe Benefits. During the Employment Term the Executive shall be entitled to such fringe benefits as provided from time to time by the Company to senior executive employees.

     3.3 Vacation. During the Employment Term, the Executive shall be entitled to a vacation each year in accordance with the Company's policies thereon in effect from time to time, but in no event less than six (6) weeks per calendar year (prorated for any partial calendar year during the Employment Term). In the event the Executive does not take all of the vacation he is entitled to hereunder, he shall receive cash compensation in lieu thereof in accordance with the Company's policies with regard thereto.

     3.4 Expenses. The Company shall promptly reimburse the Executive for all reasonable expenses incurred by the Executive during the Employment Term in furtherance of his duties under this Agreement, including but not limited to expenses for promoting the business of the Company, upon the presentation by the Executive of reasonable evidence thereof. Furthermore, the Executive shall be entitled during the Employment Term to a car allowance not less than currently available to such Executive.

     3.5 Life Insurance. During the Employment Term, the Company either under its group term life insurance plan or otherwise, but in any event at no cost to the Executive (other than taxes with regard to any taxable amount), shall maintain life insurance on the life of the Executive for the benefit of Executive's designated beneficiaries in an amount at least equal to that currently maintained.

     3.6 Long Term Disability. During the Employment Term, the Company shall maintain long term disability coverage for the Executive under a plan no less favorable to the Executive than that currently maintained (the "Long Term Disability Plan").

     3.7 Indemnification. During the Employment Term and thereafter, the Company shall indemnify the Executive to the fullest extent permitted by law against any judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees), and advance amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted by law, in connection with any claim, action or proceeding (whether civil or criminal) against the Executive as a result of the Executive serving as an officer or director of the Company or in any capacity at the request of the Company in or with regard to any other entity, employee benefit plan or enterprise. This indemnification shall be in addition to and not in lieu of, any other indemnification the Executive shall be entitled to pursuant to the Company's Certificate of Incorporation or By-laws or otherwise.

4.   TERMINATION.

     4.1 Termination of Employment. The employment of the Executive shall terminate prior to the expiration of the Employment Term specified in Section
1.2 hereof upon the occurrence of any of the following events prior to such time:

           (a) the death of the Executive;

           (b) the termination of the Executive's employment by the Company due to the Executive's Disability pursuant to Section 4.2 hereof;

           (c) the termination of the Executive's employment by the Company for Cause pursuant to Section 4.5;

           (d) the termination of the Executive's employment by the Company without Cause upon ninety (90) days' prior written notice;

           (e) the termination of the Executive's employment by the Executive for Good Reason pursuant to Section 4.3 hereof; or

           (f) the termination of the Executive's employment by the Executive without Good Reason.

     4.2   Disability.

           (a) If, by reason of physical or mental disability, the Executive is
(i) unable to carry out the material duties he has assumed pursuant to this Agreement for more than one hundred eighty (180) days in any twelve (12) month period, (ii) the Executive is eligible to receive current benefits under the Company's Long Term Disability Plan and (iii) if a Change of Control of the Company has occurred prior to (i) and (ii) being satisfied, such disability is likely to totally and permanently prevent the Executive from performing his material duties hereunder ("Disability"), the Company may terminate the Executive's services hereunder by a Notice of Disability Termination given in accordance with (b) below. During any period of disability prior to such termination the Executive shall continue to receive all compensation and other benefits provided herein as if he had not been disabled, at the time, in the amounts and in the manner provided herein, provided that the Company shall be entitled to a credit against such amounts with regard to the amount, if any, paid to the Executive under the Long Term Disability Plan for such period.

           In the event a dispute arises between the Executive and the Company concerning the Executive's physical or mental ability to continue or return to the performance of his duties as aforesaid or as to whether such disability is likely to totally and permanently prevent the Executive from performing his material duties, the Executive shall submit to examination by a competent physician mutually agreeable to both parties or, if the parties are unable to agree, by a physician appointed by the President of the Association of the Bar of the City of New York, and such physician's opinion shall be final and binding.

           Notwithstanding anything in this Agreement to the contrary, the Executive's right to terminate the Executive's employment for Good Reason or voluntarily pursuant to Section 5.5 hereof shall not be affected by the Executive's incapacity due to physical or mental illness.

           (b) For purposes of this Agreement, a "Notice of Disability Termination" shall mean a written notice which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under this Section 4.2 and which shall have been authorized by a vote of at least three-quarters of the entire membership of the Board of Directors of the Company at a meeting of the Board called and held for that purpose (after reasonable notice to the Executive and reasonable opportunity for the Executive, together with the Executive's counsel, to be heard before the Board).

     4.3 Termination for Good Reason. A Termination for Good Reason means a termination by the Executive by written notice given within one hundred twenty
(120) days after the occurrence of the Good Reason event. For purposes of this Agreement, "Good Reason" shall mean the occurrence or failure to cause the occurrence, as the case may be, without the Executive's express written consent, of any of the following circumstances, unless in the case of (a), (e), (f), (g),
(h), or (k) below such circumstances are fully corrected prior to the date of termination specified in the Notice of Termination for Good Reason (as defined in Section 4.4 hereof).

           (a) Any nonincidental de jure or de facto demotion or diminution of the Executive from his position as Chairman of the Board, including without limitation (i) any nonincidental reduction in the Executive's authority or responsibility or any assignment to the Executive of duties inconsistent with the Executive's Highest Position, or (ii) any failure to re-elect the Executive as Chairman of the Board, except in connection with the termination of the Executive's employment for Cause or Disability or as a result of the Executive's death, provided that if such event takes place prior to a Change of Control such event shall only be deemed Good Reason if such action is approved by a majority of the directors who are not employed by the Company and who are not relatives (by blood or marriage) of the Executive;

           (b) In the event a Change of Control has taken place, a failure by the Company to continue any bonus plan in which the Executive is then entitled to participate (the "Bonus Plan"), provided that any such plans may be modified from time to time but shall be deemed terminated if (i) any such plan does not remain substantially in the form in effect prior to such modification and (ii) if plans providing the Executive with substantially similar benefits are not substituted therefor ("Substitute Plans"), or a failure by the Company to continue the Executive as a participant in the Bonus Plans and Substitute Plans on at least the same basis as to the potential amount of the bonus and the achievability thereof as the Executive participated, immediately prior to any change in such plans or awards, in accordance with the Bonus Plans and the Substitute Plans;

           (c) In the event that a Change of Control has taken place, a failure to provide the Executive with a bonus in cash for each fiscal year of the Company ending during the Employment Term and after the Change of Control of the Company at least equal to the highest bonus earned by, or awarded to, the Executive in respect of any of the three fiscal years of the Company ending immediately prior to the Change of Control of the Company or, if higher, for the fiscal year of the Company, in which such Change of Control of the Company occurs;

           (d) In the event a Change of Control has taken place, a relocation of the Company's principal executive offices to a location more than 25 miles from the Company's current offices in Paramus, New Jersey (the "Paramus Area") or the Company requiring the Executive to be based anywhere other than the Paramus Area, except for required travel on the Company's business to an extent substantially consistent with the Executive's business travel obligations immediately prior to the Change of Control;

           (e) In the event a Change of Control has taken place, any material adverse change in the office assignment (based on size, location, furnishings and other appointments) or secretarial and other support accorded to Executive at the time the Executive held the Executive's Highest Position;

           (f) In the event a Change of Control has taken place, a failure by the Company to continue in effect any benefit plan or arrangement (including any pension, profit sharing, life insurance, health, accidental death or dismemberment or disability plan) in which the Executive or his dependents is then participating or plans or arrangements which in the aggregate provide the Executive and the Executive's dependents with substantially similar benefits, or the taking of any action by the Company which would adversely affect the Executive's and the Executive's dependents' participation in or reduce the Executive's and the Executive's dependents' benefits under any of such plans or arrangements or the replacements thereof, providing that the foregoing shall not limit the Company's right to make changes to comply with applicable laws, provided that the Company shall otherwise compensate the Executive for any loss (including but not limited to tax benefits) to the Executive as a result of such changes;

           (g) In the event a Change of Control of the Company has taken place, a failure to permit the Executive to participate in incentive plans and programs, on a basis providing the Executive with the opportunity to receive compensation (without duplication of the amounts under Bonus Plans) equal to the highest level of those provided by the Company to the Executive on an annualized basis under such incentive plans and programs, including without limitation stock option plans and other equity based compensation plans, as in effect within one year prior to the time of the Change of Control of the Company or, if more favorable to the Executive, as in effect at any time thereafter with respect to the Executive or other executives with comparable responsibilities.

           (h) In the event a Change of Control has taken place, the taking of any action by the Company which would deprive the Executive of any material fringe benefit then enjoyed by the Executive or the failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is or was entitled in accordance with this Agreement;

           (i) The failure by the Company to obtain the specific assumption of this Agreement by any successor or assign of the Company or any person acquiring all or substantially all of the Company's assets;

           (j) The failure of the Company to pay to the Executive any amounts due under this Agreement within the later of seven (7) days after the due date thereof or seven (7) days after the Executive's written demand for payment of such amount to the Board;

           (k) Any material breach by the Company of any provision of this Agreement; or

           (l) Any purported termination of the Executive's employment which is not effected pursuant to the terms and provisions of this Agreement, and, for purposes of this Agreement, no such purported termination shall be effective.

     4.4 Notice of Termination for Good Reason. A Notice of Termination for Good Reason shall mean a notice that shall indicate the specific termination provision in Section 4.3 relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for Termination for Good Reason. The failure by the Executive to set forth in the Notice of Termination for Good Reason any fact or circumstances which contribute to the showing of Good Reason shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing his rights hereunder. The Notice of Termination for Good Reason shall provide for a date of termination not less than fifteen (15) nor more than sixty (60) days after the date such Notice of Termination for Good Reason is given, provided that in the event of a Termination for Good Reason based upon Section 4.3(l), the notice of termination may treat the date of the purported termination as the date of termination.

     4.5   Cause.

           (a) For purposes of this Agreement, the term "Cause" shall be limited to (i) action by the Executive involving willful malfeasance having a material adverse effect on the Company, (ii) substantial and continuing refusal by the Executive in willful breach of this Agreement to perform the duties required of him hereunder (other than any such failure resulting from incapacity due to physical or mental illness) after a demand for substantial performance is delivered to the Executive by the Board of Directors of the Company which specifically identifies the manner in which the Board believes that the Executive has substantially and continually refused to perform his duties in willful breach of this Agreement, or (iii) the Executive being convicted of a felony (other than a traffic violation). Notwithstanding anything to the contrary contained in this Section 4.5, any action or refusal by the Executive shall not constitute "Cause" if (i) in good faith, the Executive reasonably believed such action or refusal to act to be in or not opposed to the best interests of the Company, (ii) the Executive shall be entitled, under applicable law or the Certificate of Incorporation or By-Laws of the Company, to be indemnified with respect to such action or refusal, (iii) the Executive's act, or failure to act, was based upon authority given pursuant to a resolution duly adopted by the Board of Directors of the Company or pursuant to the direction of a more senior executive, or (iv) the Executive's act, or failure to act, was based upon the advice of counsel or special counsel for the Company.

           (b) The Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a Notice of Termination for Cause. For purposes of this Agreement a "Notice of Termination for Cause" shall mean delivery to the Executive of a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Company's Board of Directors at a meeting of the Board called and held for that purpose (after reasonable notice to the Executive and reasonable opportunity for the Executive, together with the Executive's counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of conduct constituting Cause and specifying the particulars thereof in detail. For purposes of this Agreement, no such purported termination of the Executive's employment shall be effective without such Notice of Termination for Cause. No Notice of Termination for Cause shall be deemed valid if such Notice is given more than one hundred twenty (120) days after the Company had actual knowledge of the conduct at issue.

5.   CONSEQUENCES OF TERMINATION

     5.1 Death. If the Executive's employment is terminated during the Employment Period by reason of the Executive's death, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement other than those obligations accrued hereunder at the date of his death, including, for this purpose, (i) the Executive's full Base Salary through the Date of Termination, (ii) any compensation earned but not yet paid,
(iii) the product of (x) the annual bonus paid to the Executive for the last full fiscal year of the Company multiplied by (y) a fraction, the numerator of which is the number of days in the current fiscal year during which the Executive was employed by the Company, and the denominator of which is 365 (the "Pro-rated Bonus Obligation"), (iv) any compensation previously deferred by the Executive (together with any accrued earnings thereon) and not yet paid by the Company and any accrued vacation pay not yet paid by the Company and (v) any other amounts or benefits owing to the Executive under the then applicable employee benefit plans or policies of the Company, including but not limited to the insurance policies required to be maintained pursuant to Section 3.5 hereof. (Such amounts specified in clauses (i), (ii), (iii), (iv) and (v) are hereinafter referred to as "Accrued Obligations".) Unless otherwise directed by the Executive (or, in the case of any employee benefit plan qualified under Section 401 (a) of the Code (a "Qualified Plan"), as may be required by such Qualified Plan) all such Accrued Obligations shall be paid to the Executive's estate or designated beneficiaries, as the case may be, in a lump sum in cash within 30 days after the date of termination. The Executive shall also be entitled to all rights and benefits under benefit and incentive plans in accordance with the respective terms of such plans.

     5.2 Disability. If the Executive's employment is terminated by reason of the Executive's Disability, the Executive shall be entitled, after the date of termination for three (3) years, to continue to participate in or be covered under the benefit plans and programs referred to in Section 3.1 or, at the Company's option, to receive equivalent benefits (including without limitation tax benefits) by alternate means, at least equal to those provided in accordance with Section 3.1. Unless otherwise directed by the Executive (or, in the case of any Qualified Plan, as may be required by such plan), the Executive shall also be paid all other Accrued Obligations in a lump sum in cash within 30 days after the Date of Termination. For the period after such termination, the Executive shall be entitled to receive for three (30) years, at the same time as it would have been paid if he was an employee, his Base Salary less any amounts actually received by him under the Long Term Disability Plan for the matching pay period and be entitled to all rights and benefits under other benefit and incentive plans maintained by the Company accrued through such termination in accordance with the respective terms of such plans, but shall otherwise not be entitled to receive any compensation. After the two (2) years, the Executive shall be entitled to any amounts due him under the Long Term Disability Plan.

     5.3 Termination for Good Reason or Without Cause or a Nonrenewal. If the Executive's employment with the Company is terminated by the Executive for Good Reason during the Employment Term, the Executive's employment with the Company is terminated by the Company Without Cause, or the employment relationship is terminated for Nonrenewal, as defined in Section 1.2(b) above, then the Company shall pay and provide, as the case may be, to the Executive the following payments and benefits upon such termination:

           (a) The Company shall pay to the Executive in a lump sum within five
(5) days after the date of termination any Accrued Obligations.

           (b) The Company shall pay to the Executive as severance pay, not later than the fifth day following the date of termination of Executive's employment:

               (i) a lump sum in an amount equal to three (3) years of the Executive's Base Salary; and

               (ii) all Accrued Obligations, as provided in Section 5. 1 above, other than that provided under Section 5. 1 (iii)

           (c) With respect to each incentive pay plan (other than stock option or other equity plans) of the Company (or its Subsidiary) in which the Executive participated at the time of termination, an amount equal to the amount the Executive would have earned if he had continued employment for three (3) additional years and achieved all criteria under the incentive plans for the target award provided thereunder shall be paid at such times as they would have been paid under such incentive plans.

           (d) As additional severance, the Company shall continue the participation of the Executive and the Executive's dependents for three (3) years in (and at the same level and at the same charges to the Executive) all health and accident, life, disability and other welfare plans (as defined in Section 3(l) of ERISA), in which the Executive was participating in immediately prior to the date of termination, provided that, if the Executive's continued participation is not possible under the general terms and provisions of such plans and programs, the Company shall provide such benefits to the Executive outside the plan or program either by obtaining other insurance or by self-insuring such amounts. The Executive shall complete such forms and take such physical examinations as reasonably requested by the Company. To the extent the additional three (3) years service time would qualify the Executive for any additional benefits under any such Company welfare plan or Company life insurance plan, such as retiree health, such benefits shall, subject to the provisions of this paragraph (d), also be provided to the Executive as additional severance pay. To the extent the Executive incurs any tax obligation as a result of the provision of this paragraph (d) that the Executive would not have incurred if the Executive remained an employee of the Company, the Company shall pay to the Executive, at the time the tax is due, an amount to cover such taxes and the taxes in the amount paid to cover such taxes.

           (e) Stock option and Restricted Stock Plans. To the extent permitted under the terms of the applicable stock option or restricted stock plan, any stock options that would vest in the five (5) years after termination and any restricted stock that would become nonforfeitable in such five (5) year period shall immediately vest or become nonforfeitable, as the case may be, and the exercise period of any stock options shall be extended as if the Executive remained employed until the end of such additional five (5) years. In the event the foregoing sentence becomes applicable, the Company agrees to cause the Board or plan committee to take all steps necessary to implement the foregoing sentence.

     5.4 Termination With Cause or Voluntary Termination Prior to one Year After a Change of Control. If the Executive is terminated With Cause or voluntarily terminates employment without Good Reason other than after one year after a Change of Control, the Executive shall receive only Base Salary through the date of his termination and any amounts then accrued and unpaid. Benefits and rights under any benefit or incentive plan shall be paid or retained in accordance with the terms of such plan.

     5.5 Voluntary Termination. If, and only if, (i) a Change of Control of the Company shall occur and (ii) the Executive continues to be employed by the Company during the one year period following the date of the Change of Control of the Company (the "Post Change Period"), then, notwithstanding anything to the contrary contained in this Agreement, the Executive may elect at any time following the Post Change Period to terminate, for any reason or no reason whatsoever, the Employment Term, on at least two weeks prior written notice. If, after the Post Change Period, the Executive terminates the Employment Term for any reason other than one constituting Good Reason, then and in such event, the Company shall pay to the Executive in lieu of any and all other rights of the Executive hereunder, in a lump sum within five (5) days after the date of termination, an amount equal to the Accrued Obligations plus one-half of the Base Salary due the Executive during the remaining portion of the Employment Term. The Executive shall have all rights under benefit plans and incentive plans in which he is then participating in accordance with the terms of the plans and applicable law as they apply to a terminated participant.

     5.6 Prior Reduction. For purposes of this Section 5, in the event that any compensation, rights or benefits (or the methods of calculating the same) to which the Executive was entitled prior to the date of termination of employment were at any time within one (1) year prior to the date of termination reduced or terminated without his express written consent, then that item of compensation, right or benefit (or the method of calculating the same) to which the Executive is entitled under this Section shall be the compensation, right, benefit or method in effect prior to such reduction. Notwithstanding anything to the contrary contained herein, no provision hereof shall result in any actual additional vesting or benefits within any Qualified Plan.

6.   CONFIDENTIAL INFORMATION, NON-COMPETITION, INVENTIONS, ETC.

           (a) The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, (i) obtained by the Executive during his employment by the Company or any of its affiliated companies and (ii) not otherwise public knowledge or known within the Company's industry other than through improper disclosure by the Executive. After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company, unless compelled pursuant to the order of a court or other body having jurisdiction over such matter or upon the advice of counsel, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

           (b) During the Employment Term and, if the Employment Term ends prior to a Change of Control, for a period of one (1) year after the termination or expiration thereof, the Executive will not directly or indirectly:

               (i) as an individual proprietor, partner, stock holder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than five percent (5%) of the total outstanding stock of a publicly held company), engage in the business (the "Restricted Business") of developing, producing, marketing, selling or providing products or services developed or being developed, produced, marketed, sold or performed by the Company while the Employee was employed by the Company (provided that following the expiration or termination of the Employment Term, (x) the Executive may act as an employee of or consultant to a person or entity which engages in the Restricted Business so long as the Employee does not himself engage in or assist the person or entity in engaging in the Restricted Business by virtue of such employment or consulting relationship; (y) the Executive may serve as a senior executive in a corporation or other entity that has a division or subsidiary that reports to the Executive and that engages in the Restricted Business if the Executive is no more than nominally involved in the day-to-day operations or business practices of such division or subsidiary; and (z) the Executive may provide investment banking services to corporations or other entities engaged in the Restricted Business relating to financing, mergers, acquisitions and dispositions; or

               (ii) recruit, solicit or induce, or attempt to induce, any non-clerical employee or employees of the Company to terminate their employment with, or otherwise cease their relationship with, the Company; or

               (iii) divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts of the Company which were contracts, solicited or served by the Executive while employed by the Company.

           (c) If any restriction set forth in Section 6(b) above is found by any court of competent jurisdiction or arbitrator to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic are, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

           (d) The restrictions contained in sections 6 (a), (b) and (i) are necessary for the protection of the business and goodwill of the Company because of the trade secrets within the Executive's knowledge and are considered by the Executive to be reasonable to such purpose. The Executive agrees that any breach of Sections 6(a), (b) or (i) will cause the Company substantial and irreparable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief. In no event shall an asserted violation of the provisions of Sections 6(a), (b) or (i) constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

           (e) All inventions, discoveries, computer programs, data, technology, designs, innovations and improvements (whether or not patentable and whether or not copyrightable) related to the business of the company which are made, conceived, reduced to practice, created, written, designed or developed by the Executive, solely or jointly with others and whether during normal business hours or otherwise, during his employment by the Company pursuant to this Agreement ("Inventions"), shall be the sole property of the Company. The Executive hereby assigns to the Company all such Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere and appoints any office of the Company as his duly authorized attorney, but without any out-of-pocket expense to the Executive, to execute, file, prosecute and protect the same before any government agency, court or authority. The Executive hereby waives all claims to moral or similar rights in any Invention. Upon the request of the Company and at the Company's expense, the Executive shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all such Inventions to the company and to assist the company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any such Invention.

           (f) The Executive shall promptly disclose to the Company all such Inventions and will maintain adequate and current written records (in the form of notes, sketches, drawings and as may be reasonably specified by the Company) to document the conception and/or first actual reduction to practice of any such Invention. Such written records shall be available to and remain the sole property of the Company at all times.

           (g) Upon termination of this Agreement or at any other time upon request by the Company, the Executive shall promptly deliver to the Company all records, files, memoranda, notes, designs, data, reports, price lists, customer lists, drawings, plans, computer programs software, software documentation, sketches, laboratory and research notebooks and other documents (and all copies or reproductions of such materials in his possession or control) belonging to the Company.

           (h) The Executive represents that the Executive's employment by the Company and the performance by the Executive of his obligations under this Agreement do not, and shall not, breach any agreement that obligates him to keep in confidence any trade secrets or confidential or proprietary information of his or of any other party or to refrain from competing, directly or indirectly, with the business of any other party. The Executive shall not disclose to the Company, and the Company shall not request that the Executive disclose, and trade secrets or confidential or proprietary information of any other party.

           (i) The Executive acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. If the Executive's duties hereunder will require disclosures to be made to him subject to such obligations and restrictions, the Executive agrees to be bound by them and to take all action necessary to discharge the obligations of the Company under such agreements.

7.   NO MITIGATION; NO SET-OFF.

     The Company agrees that if the Executive's employment with the Company is terminated during the Employment Term for any reason whatsoever, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to this Agreement. Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive or benefit provided to the Executive as the result of employment by another employer or otherwise. The Company's obligations to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive.

8.   GROSS-UP.

     8.1 Gross-up Payment. In the event that the Executive shall become entitled to the payments and/or benefits provided by Section 5 or any other amounts (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership covered by Code Section 28OG (b) (2) or any person affiliated with the Company or such person) (collectively the "Company Payments") and such Company Payments will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code (as any similar tax that may hereafter be imposed), the Company shall pay to the Executive at the time specified in Section B. 4 below an additional amount (the "Gross-up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Company Payments and any federal, state and local income tax and Excise Tax upon the Gross-up Payment provided for by this Section 8. 1, but before deduction for any federal, state or local income tax on the Company Payments, shall be equal to the Company Payments.

     8.2 Method of Calculation. For purposes of determining whether any of the Company Payments and Gross-up Payments (collectively the "Total Payments") will be subject to the Excise Tax and the amount of such Excise Tax, (a) the Total Payments shall be treated as "parachute payments" within the meaning of section 28OG(b)(2) of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Code Section 28OG(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company independent certified public accountants appointed prior to any change in ownership (as defined under Code Section 28OG (b) (2) ) or tax counsel selected by such accountants (the "Accountants") such Total Payments (in whole or in part) either do not constitute "parachute payments," represent reasonable compensation for services actually rendered within the meaning of
Section 28OG(b)(4) of the Code in excess of the "base amount" or are otherwise not subject to the Excise Tax, and (b) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280(G) of the Code.

     8.3 Reimbursement. For purposes of determining the amount of the Gross-up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence for the calendar year in which the Company Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year. In the event that the Excise Tax is subsequently determined by the

Accountants to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the prior Gross-up Payment attributable to such reduction (plus the portion of the Gross-up Payment attributable to the Excise Tax and federal and state and local income tax imposed on the portion of the Gross-up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax or a federal and state and local income tax deduction), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Gross-up Payment to be refunded to the Company has been paid to any federal, state or local tax authority, repayment thereof (and related amounts) shall not be required until actual refund or credit of such portion has been made to the Executive, and interest payable to the Company shall not exceed the interest received or credited to the Executive by such tax authority for the period it held such portion. The Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expense thereof) if the Executive's good faith claim for refund or credit is denied.

     In the event that the Excise Tax is later determined by the Accountant or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), the Company shall make an additional Gross-up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

     8.4 Date of Payment. The Gross-up Payment or portion thereof provided for in Section 8.3 above shall be paid not later than the thirtieth day following an event occurring which subjects the Executive to the Excise Tax; provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Accountant, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Code Section 1274(b)(2)(B) of the Code), subject to further payments pursuant to Section 8.3 hereof, as soon as the amount thereof can reasonably be determined, but in no event later than the ninetieth day after the occurrence of the event subjecting the Executive to the Excise Tax. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274 (b) (2) (B) of the Code).

     8.5 Expenses. The Company shall be responsible for all charges of the Accountant.

9. NOTICES. All notices or communications hereunder shall be in writing, addressed as follows:

               To the Company:

               Wireless Telecom Group, Inc.
               East 64 Midland Avenue
               Paramus, NJ 07652
               Attention: Corporate Secretary

with a copy to each outside director of the company at either their home or business address as indicated in the records of the Company.

               To the Executive:

               Edward Garcia
               C/o Wireless Telecom Group, Inc.
               East 64 Midland Avenue
               Paramus, NJ 07652

Any such notice or communication shall be delivered personally or be sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in writing from time to time). Notice shall be deemed given upon receipt if delivered personally or three (3) days after mailing or mailed as aforesaid. Either party may change his or its address for notices under this Agreement by sending a notice of such new address in the manner set forth in this Section.

10. SEPARABILITY. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

11. LEGAL FEES, INTEREST. In the event the Executive collects any part or all of the payments provided for hereunder or otherwise successfully enforces the terms of this Agreement by or through a lawyer or lawyers, the Company shall pay all costs of such collection or enforcement, including reasonable legal fees and other fees and expenses which the Executive may incur. The Company shall pay to the Executive interest at the prime rate as announced from time to time by Citibank, N.A. all or any part of any amount to be paid to the Executive hereunder that is not paid when due. The prime rate for each calendar quarter shall be the prime rate in effect on the first day of the calendar quarter.

12.  SUCCESSORS; BINDING AGREEMENT.

     (a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such express assumption and agreement at or prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation and benefits from the Company in the same amount and on the same terms to which the Executive would be entitled hereunder if the Executive terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

     (b) The Company may not assign this Agreement except in connection with, and to the acquirer of, all or substantially all of the business or assets of the Company.

     (c) This Agreement shall inure to the benefit of and be enforceable by the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to him hereunder had he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there is not such designee, to his estate.

13. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged orally, but only by a waiver, modification or discharge in writing signed by the Executive and such officer as may be designated by the Board of Directors of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions of conditions at the time or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are note expressly set forth in this Agreement.

14. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in New York, New York, in accordance with the rules of the American Arbitration Association then in effect, and judgment may be entered on the arbitrators' award in any court having jurisdiction. The Company shall pay all costs of the American Arbitrator Association and the arbitrator. Notwithstanding the foregoing, the Executive shall be entitled to seek specific performance from a court of his right to be paid until the date of termination during the pendency of any dispute or controversy arising under or in connection with this Agreement and the Company shall have the right to obtain injunctive relief from a court pursuant to
Section 6(d) hereof.

15. ENTIRE AGREEMENT. Subject to Section 16, this Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Company and the Executive with respect to the subject matter hereof, including but not limited to the Existing Employment, provided that the foregoing shall supplement and not supersede any previous agreements, assignments or other instruments with regard to Inventions.

16. NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise prejudice such rights as the Executive may have under any other agreement (other than the Existing Employment and any other currently existing agreement as to employment or severance from employment) with the Company or any of its affiliated companies, provided that to the extent the Executive is entitled to receive any amounts under any severance pay plan if the Company, they shall be offset against any amounts due hereunder for a post employment period- Amounts which are vested benefits or which the Executive is otherwise entitled to receive under the plan or program of the Company or any of its affiliated companies at or subsequent to the date of termination shall be payable in accordance with such plan or program.

17. GOVERNING. This Agreement shall be construed, interpreted, and governed in accordance with the laws of New York, without reference to rules relating to conflicts of law. I.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Executive has hereunto set his hand, this 25th day of January, 2002.

                                     WIRELESS TELECOM GROUP, INC.



                                     By:      Richard "Dick" Eden
                                         ------------------------------
                                         Richard "Dick" Eden, Director

                                              Edward Garcia
                                         ------------------------------
                                         Edward Garcia, EXECUTIVE